MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the 10-SB/A registration statement of Tradeshow Marketing Company Ltd. of our report dated November 7, 2006 on our audit of the financial statements of Tradeshow Marketing Company Ltd. as of May 31, 2006, and the results of its operations and cash flows for the period ended May 31, 2006 from inception and the reference to us under the caption “Experts.”

/s/ Moore & Associates Chartered

Moore & Associates Chartered
Las Vegas, Nevada
March 19, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501